-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                           |       OMB APPROVAL       |
-----------------                                                                                       |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
| Pequot Capital Management, Inc. (1)    |  US SEARCH.COM, INC.                           |                                        |
|                                        |  SRCH                                          | X  Director              10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer             x  Other (1)     |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
| 500 Nyala Farm Road                    |                       |  07/02                 |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
| Westport, CT 06880                     |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|None                           |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
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Reminder: Report on a separate line for each class securities owned directly or indirectly.
SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date      |7.Title and Amount  |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable | of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and         | Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration  | (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date        |                    |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/ |                    |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)    |                    |          |Owned at  |Dir.|          |
|          |         |     |         |                     |----------- |--------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |      |         |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp.  |  Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date  |         |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|----- |---------|----------|----------|----------|----|----------|
|----------|---------|-----|----|----|----------|----------|-----|----- |---------|----------|----------|----------|----|----------|
|Stock     |         |     |    |    |          |          |     |      |         |          |          |          |    |          |
|Option    |         |     |    |    |          |          |7/31/|      |         |          |          |          |    |Investment|
|(Right to |$0.58    |7/17 | A  |    | 25,000   |          |02   |7/17/ |Common   | 25,000   |          | 25,000   | I  |Advisor   |
|buy)      |         |/02  |    |    | (2)(3)   |          | (3) |12    |Stock    | (2)(3)   |          | (2)(3)   |(2) |(1)       |
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Explanation of Responses:
(1) Pequot Capital Management, Inc., ("Pequot") is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and has voting power and investment power with respect to securities in clients' accounts, (the "Accounts"). Pequot disclaims any obligation to file this report, and this report shall not be deemed an admission that Pequot is subject to
Section 16 with respect to the issuer or such securities. One employee of Pequot serves on the Board of Directors of the issuer. (2) Pequot disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that Pequot is the beneficial owner of such securities for the purposes of Rule 16(a)-1(a)(1)or (a)(2) or for any other purposes. (3) This option vests 1/12th of the option grant (2,083 shares) at the end of each month after the grant date beginning July 31, 2002.



**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  /s/ Kevin E. O'Brien, General Counsel     8/06/2002

 --------------------------------------------  ----------
      **Signature of Pequot                       Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number







Page 2 of 2



Name: Lawrence D. Lenihan, Jr.

Address:  c/o Pequot Capital Management, Inc.
             500 Nyala Farm Road
             Westport, CT  06880

Designated Filer:  Pequot Capital Management, Inc.

Issuer & Ticker Symbol: US Search.com, Inc.
                        SRCH

Statement for Month/year: 07/02

Nature of Indirect Beneficial Ownership:  By Investment Adviser (See Footnote 1)
- Lawrence D. Lenihan, Jr. is an employee of Pequot Capital Management, Inc., and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.


Signature: /s/ Lawrence D. Lenihan, Jr.